EXHIBIT 12.1

                      THE ROUSE COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN THOUSANDS)



                             NINE MONTHS ENDED
                               SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                             -----------------    --------------------------------------

                                 1996       1995       1995       1994       1993        1992       1991
                                 ----       ----       ----       ----       ----        ----       ----

Earnings (loss) before
   income taxes,
   extraordinary loss and
   cumulative effect of
   change in accounting
   principle                   $27,341   $  8,415    $10,169  $  13,336   $  3,072 $  (20,783)  $   5,245

Fixed charges:
   Interest costs              169,330    164,213    219,838    220,971    219,705     221,907    219,538
   Capitalized interest         (7,051)    (5,236)    (6,875)    (7,388)    (8,899)    (15,098)   (21,243)
   Amortization of debt
     issuance costs              1,466      1,924      2,527      2,146      2,801       3,571      3,173
   Distributions on Company-
     obligated mandatorily
     redeemable preferred
     securities of a trust
     holding solely Parent
     Company subordinated debt
     securities                  9,539          -      1,204          -          -           -         -
   Portion of rental expense
     representative of
     interest factor (1)         5,301      5,042      8,266     10,788     15,988      14,739     15,265
   Support for debt service
     costs provided to
     affiliates accounted for
     under the equity method         -          -          -          -         31         389      1,106
Adjustments to earnings (loss):
   Minority interest in
     earnings of majority-owned
     subsidiaries having fixed
     charges                       893      1,716      2,026      2,234      1,909       1,747      2,118
   Undistributed earnings of
     less than 50%-owned
       subsidiaries                  -          -       (189)      (564)       (68)        (84)      (540)
   Previously capitalized
     interest amortized into
       earnings:
     Depreciation of operating
       properties (2)            2,900      2,823      3,764      3,670      3,605      3,474       3,145
     Cost of land sales (3)      1,341        987      1,421      1,580      1,627      1,295         928
                               -------   --------    -------    -------   --------    --------  ---------
        Earnings available for
          combined fixed charges
          and Preferred stock
          dividend
          requirements        $211,060   $179,884   $242,151   $246,773   $239,771   $211,157    $228,735
                              =========  =========  =========  =========  =========  =========   =========

Combined fixed charges and
   Preferred stock dividend
   requirements:
   Interest costs             $162,279   $164,213   $219,838   $220,971   $219,705   $221,907    $219,538
   Amortization of debt
     issuance costs              1,466      1,924      2,527      2,146      2,801      3,571       3,173
   Distributions on Company-
     obligated mandatorily
     redeemable preferred
     securities of a trust
     holding solely Parent
     Company subordinated
     debt securities             9,539          -      1,204          -          -           -          -
   Portion of rental expense
     representative of
     interest factor (1)         5,301      5,042      8,266     10,788     15,988     14,739      15,265
   Support for debt service
     costs provided to
     affiliates accounted for
     under the equity method         -          -          -          -         31        389       1,106
   Preferred stock dividend
     requirements (4)           17,555     18,302     24,402     21,802     18,968          -           -
                               -------    -------    -------    -------    -------   --------     -------

   Total combined fixed charges
     and Preferred stock
     dividend requirements    $196,140   $189,481   $256,237   $255,707   $257,493    $240,606   $239,082
                              ========   ========   ========  =========   ========    ========   ========

Ratio of earnings to
   combined fixed charges
   and Preferred stock
   dividend requirements          1.08         -          -          -          -           -          -
                               =======    =======    =======    =======    =======     =======    =======

(1)  Includes (a) 80% of minimum rentals, the
     portion of such rentals considered to be a
     reasonable estimate of the interest factor and
     (b) 100% of contingent rentals of $2,650,000 and
     $1,597,000 for the nine months ended September 30,
     1996 and 1995, respectively, and $3,644,000
     $6,232,000, $10,006,000, $8,106,000, and $8,458,000
     for the years ended December 31, 1995, 1994, 1993,
     1992, and 1991 , respectively.
(2)  Represents an estimate of depreciation of
     capitalized interest costs based on the Company's
     established depreciation policy and an analysis of
     interest costs capitalized since 1971.
(3)  Represents 10% of costs of land sales, the
     portion of such cost considered to be a reasonable
     estimate of the interest factor.
(4)  Represents estimated pre-tax earnings required
     to cover Preferred stock dividends.  All amounts are
     calculated based on actual Preferred stock dividends
     and an estimated effective tax rate of 40%.
(5)  Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and
     Preferred stock dividend requirements by $9,597,000 for the nine months ended
     September 30, 1995 and by $14,086,000, $8,934,000, $17,722,000, $29,449,000, and
     $10,347,000 for the years ended December 31, 1995, 1994, 1993, 1992, and 1991, respectively.

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